Agree Realty Corporation Reports Operating Results for the Third Quarter 2010

FARMINGTON HILLS, Mich., Oct. 28 /PRNewswire-FirstCall/ --

THIRD Quarter 2010 Highlights:

  3rd Quarter diluted FFO per share of $0.60
  $0.51 per share quarterly dividend paid October 13, 2010

Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2010. Third quarter funds from operations (FFO) was $6,020,000 compared with FFO in the third quarter of 2009 of $6,017,000.  FFO per diluted share for the third quarter of 2010 was $0.60 compared with $0.72 for the third quarter of 2009.  FFO per share decreased primarily due to an increase in the weighted average shares outstanding as the result of the common share offering in April 2010.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income for the third quarter of 2010 was $4,541,000, or $0.46 per diluted share, compared with net income for the third quarter of 2009 of $4,607,000, or $0.55 per share.  Total revenues increased 2.0% to $9,288,000, compared with total revenues of $9,109,000 in the third quarter of 2009.

For the nine months ended September 30, 2010, FFO increased 2.0% to $17,975,000 compared with FFO for the nine months ended September 30, 2009 of $17,621,000.  FFO per diluted share was $1.92 compared with $2.10 for the nine months ended September 30, 2009.  FFO per share decreased primarily due to an increase in the weighted average shares outstanding as the result of the common share offering in April 2010.  Net income was $18,941,000, or $2.02 per diluted share, compared with net income for the comparable period last year of $13,431,000, or $1.60 per diluted share.  Net income for the nine months of 2010, included a gain of $5,328,000, or $0.59 per share from the sale of the Company's Santa Barbara, California Borders Book store.  Total revenues increased 3.6% to $27,968,000 compared with total revenues of $26,979,000 for the comparable period last year.

"We are extremely pleased with our operating results for the third quarter," said Joey Agree, President and Chief Operating Officer.  "We completed our Ann Arbor, Michigan project on behalf of Walgreens during the third quarter of this year. We also acquired a retail property in Lake in the Hills, Illinois net leased to CVS/Caremark during the quarter.  Our current developments in Atlantic Beach, Florida, and St. Augustine Shores, Florida, as well as our redevelopment of Boynton Festive Center, are on track and will be completed in the fourth quarter of 2010.  Our balance sheet is strong and we continue to be well-positioned to take advantage of development and acquisition opportunities as they arise."

Dividend

The Company paid a cash dividend of $0.51 per share on October 13, 2010 to shareholders of record on September 30, 2010.  The dividend is equivalent to an annualized dividend of $2.04 per share and represents a payout ratio of 85% of FFO for the quarter.

Portfolio

At September 30, 2010, the Company's total assets were $274,057,000 and its portfolio consisted of 76 properties located in 15 states and totaling 3,519,343 square feet of gross leasable space.  The portfolio was 99.2% leased at the end of the quarter.

The Company's construction in progress balance totaled approximately $10,372,000 at September 30, 2010, and the Company capitalized $139,970 of construction period interest during the third quarter of 2010.

Lease Expirations

The following table, as of September 30, 2010, sets forth lease expirations for the next 10 years for the Company's freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2010	0	-	-	-	-
2011	18	133,827	3.8%	962,298	2.7%
2012	30	282,956	8.1%	1,474,122	4.1%
2013	21	321,663	9.2%	1,805,397	5.0%
2014	11	194,458	5.6%	1,042,856	2.9%
2015	22	857,135	24.6%	5,370,887	14.9%
2016	11	142,041	4.1%	2,074,856	5.8%
2017	4	30,844	0.9%	351,995	1.0%
2018	12	225,235	6.5%	3,963,986	11.0%
2019	7	95,170	2.7%	2,174,649	6.0%
Thereafter	47	1,206,551	34.5%	16,756,696	46.6%
Total	183	3,489,880		$35,977,742

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at September 30, 2010 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$ 32,162,918	89%
Regional	2,717,792	8
Local	1,097,032	3
Total	$ 35,977,742	100%

Major Tenants

The following is a breakdown of base rents in effect at September 30, 2010 for each of the Company's major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Walgreen (29)	$ 10,861,099	30%
Borders (17)	9,268,723	26
Kmart (12)	3,847,911	11
Total	$ 23,977,733	67%

Outstanding Shares and Operating Partnership Units

For the three and nine months ended September 30, 2010, the Company's fully diluted weighted average shares outstanding were 9,618,240 and 9,034,629.  The basic weighted average shares outstanding for the three and nine months ended September 30, 2010 were 9,580,928 and 9,000,649.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of September 30, 2010, there were 347,619 operating partnership units outstanding and the Company held a 96.56% interest.

Development Activity

During 2010 the Company commenced three developments for a national retailer in the U.S. chain drugstore industry.  The developments are located in Atlantic Beach, Florida, St. Augustine Shores, Florida and Ann Arbor, Michigan.  The Company delivered the Ann Arbor, Michigan store to the tenant in late September 2010.  The Company also commenced the redevelopment of its vacant Circuit City store in Boynton Beach, Florida for Dick's Sporting Goods, Inc.  The developments and redevelopment are expected to be completed during the fourth quarter of 2010 at an aggregate cost of approximately $11 million.

Acquisition Activity

In August, the Company acquired a retail property net leased to CVS/Caremark Corporation for a total of approximately $5,779,000.  The property is located in Lake in the Hills, Illinois.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 75 properties, located in 15 states and containing approximately 3.5 million square feet of gross leasable space.  The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2009.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company's home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009
Revenues:
Minimum rents	$8,615	$8,345	$25,401	$24,795
Percentage rent	8	-	21	8
Operating cost reimbursements	590	598	1,900	1,998
Development fee income	47	158	583	158
Other income	28	8	63	20
Total Revenues	9,288	9,109	27,968	26,979
Expenses:
Real estate taxes	455	472	1,452	1,440
Property operating expenses	397	410	1,122	1,200
Land lease payments	227	215	680	644
General and administration	1,151	1,083	3,604	3,333
Depreciation and amortization	1,477	1,393	4,336	4,137
Interest expense	1,098	1,145	3,492	3,432
Total Expenses	4,805	4,718	14,686	14,186
Income before discontinued operations	4,483	4,391	13,282	12,793
Sale of asset from discontinued operations	-	-	5,328	-
Income from discontinued operations	58	216	331	638
Net Income	4,541	4,607	18,941	13,431
Net income attributable to non-controlling interest	149	190	692	764
Net Income Attributable to Agree Realty Corporation	$4,392	$4,417	$18,249	$12,667
Net Income Per Share – Dilutive	$0.46	$0.55	$2.02	$1.60
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,541	$4,607	$18,941	$13,431
Depreciation of real estate assets	1,459	1,393	4,304	4,141
Amortization of leasing costs	20	17	58	49
Sale of fixed asset	-	-	(5,328)	-
Funds from Operations	$6,020	$6,017	$17,975	$17,621
Funds from Operations Per Share – Dilutive	$0.60	$0.72	$1.92	$2.10
Weighted average number of shares and OP units outstanding – dilutive	9,965	8,411	9,382	8,395

(1)FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)
	September 30, 2010	December 31, 2009
Assets
Land	$95,441	$95,047
Buildings	227,913	220,605
Accumulated depreciation	(67,076)	(64,076)
Property under development	10,372	4,792
Property held for sale	3,016	-
Cash and cash equivalents	337	689
Accounts receivable	795	1,987
Deferred costs, net of amortization	1,727	1,897
Other assets	1,532	848
Total Assets	$274,057	$261,789

Liabilities
Mortgages payable	$72,559	$75,553
Notes payable	7,898	29,000
Deferred revenue	9,518	10,035
Dividends and distributions payable	5,144	4,354
Other liabilities	3,867	3,020
Total Liabilities	98,986	121,962

Stockholders' Equity
Common stock (9,756,764 and 8,196,074 shares)	1	1
Additional paid-in capital	179,403	147,466
Deficit	(6,543)	(10,633)
Accumulated other comprehensive income (loss)	(979)	(71)
Non-controlling interest	3,189	3,064
Total Stockholders' Equity	175,071	139,827
	$274,057	$261,789

CONTACT: Kenneth R. Howe, Chief Financial Officer, +1-248-737-4190